                                                                    Exhibit 12.1



                                               NCS HEALTHCARE, INC.

                                        Ratio of Earnings to Fixed Changes
                                           For the Period Ended June 30,



                                               1992          1993           1994           1995          1996         .1997
                                               ----          ----           ----           ----          ----         -----

Pretax net income                            $1,349        $1,509         $2,861         $3,404         4,208        19,927

Total fixed charges as calculated below         275           632            684          1,289         2,680         1,972

Less capitalized interest during the             --            --             --             --            --          (50)
period

Less preferred stock dividend                    --            --             --             --            --            --
                                            -------       -------         ------         ------                        ----
requirement

Adjusted earnings                           $ 1,624       $ 2,141         $3,545         $4,693        $6,888       $21,849
                                            =======       =======         ======         ======        ======       =======

Interest (expensed)                             108           428            525          1,089         2,282         1,143

Interest (capitalized)                           --            --             --             --            --            50

Amortization of debt expense                                                                                             --

Amortization of debt discount or                 --            --             --             --            --            --
premium

Interest portion of rent expense                167           204            159            200           398           779
                                            -------       -------         ------         ------                        ----

Adjusted fixed charges                         $275          $632           $684        $ 1,289       $ 2,680        $1,972
                                            =======       =======         ======         ======        ======       =======

Ratio of earnings to fixed charges            5.9lx         3.39x          5.18x          3.64x         2.57x        11.08%
                                            =======       =======         ======         ======        ======       =======
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